Exhibit 99.1
Rackspace Technology Appoints Experienced and Seasoned Executive Mark Gross to Board of Directors

Gross brings over 25 years of business experience and executive leadership to Rackspace

SAN ANTONIO, TX – Feb. 8, 2023– Rackspace Technology® (NASDAQ: RXT), a leading end-to-end hybrid, multicloud technology solutions company, today announced the appointment of Mark Gross to its Board of Directors. Gross is an experienced and dynamic leader with over 25 years of broad-based experience, financial expertise, and deep insight into leading business transformations. Gross succeeds Thomas Cole, who unexpectedly passed away over the recent holiday season.

“We were fortunate to find Mark, a seasoned executive with financial expertise and broad business experience to complement our current Board. We look forward to his guidance, helping to further solidify our market position as the leading hybrid multicloud solutions company,” said Amar Maletira, Chief Executive Officer Rackspace Technology. “We were devastated by Tom’s unexpected passing. He was a member of our Board for a short time; however, his impact was profound. We will miss his contributions and extend our sincerest condolences to his family.”

“I’m thrilled to join the Rackspace Technology Board and have the opportunity to work together with its strong and seasoned leadership team,” said Gross. “Rackspace has exciting opportunities ahead as we seek to create value for customers and all business stakeholders.”

Gross is an experienced board member and currently serves as a board member and governance committee chair at Diebold-Nixdorf, a global provider of banking and retail technology systems. He is also executive chairman of Southeastern Grocers, an $8 billion-plus annual revenue grocery retailer, co-chairman of $7 billion-plus grocery retailer Northeast Grocery Inc., and a board member and audit committee chair at Acosta, a leading full-service sales and marketing agency. He previously served as president, chief executive officer and director of Supervalu, a grocery wholesaler. Prior to Supervalu, Gross led Surry Investment Advisors, a firm he founded. Mr. Gross also served in various leadership roles at C&S Wholesale Grocers, including co-president, chief financial officer, and general counsel, as well as a member of the board. In addition, Gross spent seven years as an attorney with the law firm Skadden, Arps, Slate, Meagher & Flom LLP, where he worked on complex restructuring deals, finance transactions and mergers and acquisitions. Gross earned his law degree from the University of Pennsylvania and a Bachelor of Arts from Dartmouth College.

About Rackspace Technology
Rackspace Technology is a leading end-to-end hybrid, multicloud technology services company. We can design, build, and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products, and adopt innovative technologies.

Media Contact: Natalie Silva, publicrelations@rackspace.com